PROSPECTUS SUPPLEMENT (To prospectus dated October 22, 2003)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-105098

2,000,000 Units

Merrill Lynch & Co., Inc.

Accelerated Return Notes Linked to Semiconductor HOLDRSSM

due December 31, 2004

(the “Notes”)

$10 original public offering price per unit

The Notes:	Payment at maturity:

•  No payments prior to maturity.

•  We cannot redeem the Notes prior to maturity.

•  Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•  Linked to the value of the Semiconductor HOLDRS, trading

    symbol“SMH”.

•  The Notes have been approved for listing on the American

    StockExchange under the trading symbol “STH”, subject to

    officialnotice of issuance.

•  Expected settlement date: October 31, 2003.

•  The amount you receive at maturity will be based upon the percentage change in the price of Semiconductor

    HOLDRS. If the price of Semiconductor HOLDRS has

    increased over the term of the Notes, at maturity you will receive a payment per Note based upon triple the percentage increase in the price of Semiconductor HOLDRS, not to

    exceed a maximum payment of $12.40 per Note, as

    described in this prospectus supplement. If the price of

    the Semiconductor HOLDRS has decreased over the term of

    the Notes, at maturity you will receive a payment per Note based upon that percentage decrease. As a result, you may

    receive less, and possibly significantly less, than the original public offering price of $10 per Note.

Investing in the Notes involves risks that are described in the “ Risk Factors” section beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$20,000,000
Underwriting discount	$.20	$400,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$19,600,000
(1)	The public offering price and the underwriting discount for any single transaction to purchase 200,000 units or more will be $9.90 and $.10 per unit, respectively.

Merrill Lynch & Co.

The date of this prospectus supplement is October 28, 2003.

“HOLDRS” and “HOLding Company Depositary ReceiptS” are service marks of Merrill Lynch & Co., Inc.

Prospectus Supplement

Prospectus

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Accelerated Return Notes Linked to Semiconductor HOLDRSSM due December 31, 2004 (the “Notes”). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, the Semiconductor HOLDRS and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Semiconductor HOLDRS” are depositary receipts issued by the Semiconductor HOLDRS Trust which trade on the American Stock Exchange (the “AMEX”) under the symbol “SMH”. We have attached the prospectus dated July 7, 2003 for Semiconductor HOLDRS (the “HOLDRS Prospectus”). You should carefully read the HOLDRS Prospectus including the section entitled “Risk Factors” to fully understand the operation and management of the Semiconductor HOLDRS Trust and risks that may affect the price of Semiconductor HOLDRS. The Semiconductor HOLDRS Trust will not receive any of the proceeds from the sale of the Notes and will not have any obligations with respect to the Notes.

We have attached the HOLDRS Prospectus and are delivering it to you together with this prospectus supplement and the accompanying prospectus of ML&Co. for the convenience of reference only. The HOLDRS Prospectus does not constitute a part of this prospectus supplement or the accompanying prospectus of ML&Co., nor is it incorporated by reference into this prospectus supplement or into the accompanying prospectus of ML&Co.

What are the Notes?

The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on December 31, 2004.

Each unit will represent a single Note with an original public offering price of $10.00. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

What will I receive upon maturity of the Notes?

At maturity, for each unit of Notes you own, you will receive a payment equal to the “Redemption Amount”. The Redemption Amount to which you will be entitled depends entirely on the relation of the Ending Value to the Starting Value:

(i) If the Ending Value is greater than the Starting Value, the Redemption Amount per unit will equal:

$10	+	($30	×	(	Ending Value – Starting Value	))
Starting Value

provided, however, the Redemption Amount cannot exceed $12.40 per unit (the “Capped Value”).

(ii) If the Ending Value is equal to or less than the Starting Value, the Redemption Amount per unit will equal:

$10 ×	(	Ending Value	)
Starting Value

The “Starting Value” equals 41.17, the Closing Price of Semiconductor HOLDRS on October 28, 2003, the date the Notes were priced for initial sale to the public (the “Pricing Date”).

The “Ending Value” means the average of the Closing Prices of Semiconductor HOLDRS on five business days shortly before the maturity of the Notes. The Closing Price, as defined in this prospectus supplement, will include certain distributions made on Semiconductor HOLDRS. For a further description of the calculation of the Ending Value please see “Description of the Notes—Payment at Maturity” in this prospectus supplement. We may calculate the Ending Value by reference to fewer than five or even by reference to a single day’s Closing Price if, during the period shortly before the maturity of the Notes, there is a disruption in the trading of Semiconductor HOLDRS.

You should understand that the opportunity to participate in the possible increases in the price of Semiconductor HOLDRS through an investment in the Notes is limited because the amount that you receive at maturity will never exceed the Capped Value, which represents an appreciation of 24% over the original public offering price of the Notes. However, in the event that the price of Semiconductor HOLDRS declines over the term of the Notes, the amount you receive at maturity will be proportionately less than the original public offering price and you may therefore lose a part or all of your initial investment in the Notes.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this prospectus supplement.

Examples

Set forth below are three examples of Redemption Amount calculations:

Example 1—The hypothetical Ending Value is equal to 50% of the Starting Value:

Starting Value: 41.17

Hypothetical Ending Value: 20.59

Redemption Amount (per Unit)	=	$10	×	(20.59)	=	$5.00
41.17

Example 2—The hypothetical Ending Value is equal to 105% of the Starting Value:

Starting Value: 41.17

Hypothetical Ending Value: 43.23

Redemption Amount (per Unit)	=	$10	+	($30	×	(43.23 – 41.17))	=	$11.50
41.17

Example 3—The hypothetical Ending Value is equal to 150% of the Starting Value:

Starting Value: 41.17

Hypothetical Ending Value: 61.76

Redemption Amount (per Unit)	=	$10	+	($30	×	(61.76 – 41.17))	=	$12.40	(Redemption Amount cannot be greater than the Capped Value)
41.17

What is the Semiconductor HOLDRS Trust?

The Semiconductor HOLDRS Trust was formed under a depositary trust agreement, dated April 24, 2000 and amended on November 27, 2000, among The Bank of New York, as trustee, MLPF&S, as the initial depositor, other depositors and the owners of Semiconductor HOLDRS. The trust is not a registered investment company under the Investment Company Act of 1940.

The trust holds shares of common stock issued by 20 companies generally considered to be involved in various segments of the semiconductor industry. The trust issued Semiconductor HOLDRS that represent an undivided beneficial ownership interest in the shares of common stock held by the trust. Semiconductor HOLDRS are separate from the underlying common stocks that are represented by Semiconductor HOLDRS. Semiconductor HOLDRS are listed on the AMEX under the trading symbol “SMH”.

You should carefully read the HOLDRS Prospectus accompanying this prospectus supplement and prospectus of ML&Co. to fully understand the operation and management of the Semiconductor HOLDRS Trust. The risks described in the HOLDRS Prospectus under the section entitled “Risk Factors” may affect the prices of Semiconductor HOLDRS and, therefore, the value of the Notes. The HOLDRS Prospectus is not incorporated by reference into this prospectus supplement or the accompanying prospectus of ML&Co., and we make no representation or warranty as to the accuracy or completeness of the information.

Please note that an investment in the Notes does not entitle you to an ownership interest in Semiconductor HOLDRS or in the stocks held by the Semiconductor HOLDRS Trust.

How have Semiconductor HOLDRS performed historically?

We have provided a table showing the quarterly high and low closing prices of Semiconductor HOLDRS from the Second Quarter of 2000 through the Pricing Date in the section entitled “The Semiconductor HOLDRS Trust —Historical Data on Semiconductor HOLDRS” in this prospectus supplement. This historical information has been provided to help you evaluate the behavior of the Semiconductor HOLDRS in various economic environments. You should note, however, that past performance of Semiconductor HOLDRS is not necessarily indicative of how Semiconductor HOLDRS will perform in the future.

What about taxes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. hereby agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the price of Semiconductor HOLDRS. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this prospectus supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but will instead receive the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as floating interest rates paid on standard senior non-callable debt securities, in exchange for the ability to participate in changes in the price of Semiconductor HOLDRS over the term of the Notes.

Will the Notes be listed on a stock exchange?

The Notes have been approved for listing on the AMEX under the trading symbol “STH” subject to official notice of issuance. You should be aware that the listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the Notes” in this prospectus supplement.

What is the role of MLPF&S?

Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value and the Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S’ status as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read other documents ML&Co. has filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risk, including the risk of loss of principal. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes at maturity. The payment at maturity on the Notes will depend on the change in the price of Semiconductor HOLDRS. Because the price of Semiconductor HOLDRS is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the original public offering price of the Notes. If the Ending Value is less than the Starting Value, the Redemption Amount will be less than the original public offering price of each Note, in which case your investment in the Notes will result in a loss to you. Additionally, although any positive return on the Notes is based on triple the amount of the percentage increase in Semiconductor HOLDRS, in no event will the amount you receive at maturity be greater than the Capped Value.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Notes do not guarantee the return of a principal amount at maturity.

Your return is limited and will not reflect the return of owning Semiconductor HOLDRS or the securities held by the Semiconductor HOLDRS Trust

You should understand that the opportunity to participate in the possible increases in the price of Semiconductor HOLDRS through an investment in the Notes is limited because the amount that you receive on the maturity date will never exceed the Capped Value, which represents an appreciation of 24% over the original public offering price of the Notes. However, in the event that the price of Semiconductor HOLDRS declines over the term of the Notes, you will realize the entire decline and will lose a part or all of your initial investment.

In addition, your return will not reflect the return you would realize if you actually owned Semiconductor HOLDRS and received all cash distributions paid on Semiconductor HOLDRS, if any, because the price of Semiconductor HOLDRS is calculated without taking into consideration the value of any normal cash distributions paid on Semiconductor HOLDRS.

Risk factors specific to companies included in Semiconductor HOLDRS

The stock prices of some of the companies held by the Semiconductor HOLDRS Trust (the “Semiconductor Companies”) have been and may continue to be volatile. These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

•	general market fluctuations;

•	actual or anticipated variations in the quarterly operating results of the Semiconductor Companies;

•	announcements of technological innovations or new services offered by competitors of the Semiconductor Companies;

•	changes in financial estimates by securities analysts;

•	regulatory or legal developments, including significant litigation matters, affecting the Semiconductor Companies or the industries in which they operate;

•	announcements by competitors of the Semiconductor Companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

•	departures of key personnel of the Semiconductor Companies.

The international operations of some of the Semiconductor Companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Some of the Semiconductor Companies have international operations, which are essential parts of their businesses. The risks of international business that these companies are exposed to include the following:

•	general economic, social and political conditions;

•	the difficulty of enforcing intellectual property rights and agreements and collecting receivables through certain foreign legal systems;

•	differing tax rates, tariffs, exchange controls or other similar restrictions;

•	currency fluctuations;

•	changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions; and

•	reductions in the number or capacity of personnel in international markets.

There may be an uncertain trading market for the Notes

The Notes have been approved for listing on the AMEX under the trading symbol “STH”, subject to official notice of issuance. You should be aware that the listing of the Notes on the AMEX does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors such as the increase, if any, in the price of Semiconductor HOLDRS.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, a change in the volatility of Semiconductor HOLDRS may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the price of Semiconductor HOLDRS. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The price of Semiconductor HOLDRS is expected to affect the trading value of the Notes.    We expect that the market value of the Notes will depend substantially on the amount, if any, by which the price of Semiconductor HOLDRS exceeds or does not exceed the Starting Value. If you choose to sell your Notes when the price of Semiconductor HOLDRS exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on this price because of the expectation that Semiconductor

HOLDRS will continue to fluctuate until the Ending Value is determined. In addition, because the payment at maturity on the Notes will not exceed the Capped Value, we do not expect that the Notes will trade in the secondary market above the Capped Value.

Changes in the volatility of Semiconductor HOLDRS are expected to affect the trading value of the Notes.    Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of Semiconductor HOLDRS increases or decreases the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes.    We expect that changes in interest rates will affect the trading value of the Notes. In general, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Notes will increase.

Changes in dividend payments on the stocks held by the Semiconductor HOLDRS Trust are expected to affect the trading value of the Notes.    In general, if dividend payments on the stocks held by the Semiconductor HOLDRS Trust increase, we expect that the value of the Notes will decrease and, conversely, if dividend payments on these stocks decrease, we expect that the value of the Notes will increase.

Changes in our credit ratings may affect the trading value of the Notes.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the price of Semiconductor HOLDRS at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

No stockholder’s rights

Beneficial owners of the Notes will not be entitled to any rights in Semiconductor HOLDRS including, for example, voting rights and rights to receive any cash or other distributions on the underlying securities and rights to cancel Semiconductor HOLDRS and receive the underlying securities.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell Semiconductor HOLDRS or the stocks of the companies held by the Semiconductor HOLDRS Trust for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of Semiconductor HOLDRS in a manner that could be adverse to your investment in the Notes.

Potential conflicts of interest could arise

Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value and the Redemption Amount. Under certain circumstances, MLPF&S’ role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the price of Semiconductor HOLDRS can be determined on a particular trading day. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the Semiconductor Companies including extending loans to, or making equity investments in, the Semiconductor Companies or providing advisory services, including merger and acquisition advisory services to the Semiconductor Companies. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to the Semiconductor Companies and, in addition, one or more affiliates of ML&Co. may publish research reports about the Semiconductor Companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the Semiconductor Companies. Any prospective purchaser of the Notes should undertake an independent investigation of the Semiconductor Companies as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the stocks of the companies included in Semiconductor HOLDRS Trust does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

Risks related to Semiconductor HOLDRS

Semiconductor HOLDRS are subject to various risks which are described under the section entitled “Risk Factors” in the HOLDRS Prospectus. Any loss of value to Semiconductor HOLDRS attributable to such risks would adversely affect the value of the Notes. You should carefully consider those risks before deciding whether an investment in the Notes is suitable for you.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Notes will mature on December 31, 2004.

While at maturity a beneficial owner of a Note will receive an amount equal to the Redemption Amount, there will be no other payment of interest, periodic or otherwise. See the section entitled “—Payment at Maturity”.

The Notes will not be subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Notes, registered holders of the Notes may accelerate the maturity of the Notes, as described under “—Events of Default and Acceleration” in this prospectus supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus.

ML&Co. will issue the Notes in denominations of whole units each with an original public offering price of $10.00 per Note. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

The Notes will not have the benefit of any sinking fund.

Payment at Maturity

At maturity, a beneficial owner of a Note will be entitled to receive the Redemption Amount of that Note, as provided below.

Determination of the Redemption Amount

The “Redemption Amount” for a Note will be determined by the calculation agent as described below.

(i)  If the Ending Value is greater than the Starting Value, the Redemption Amount per unit will equal:

$10	+	($30	×	(	Ending Value – Starting Value	))
Starting Value

provided, however, the Redemption Amount cannot exceed $12.40 per unit (the “Capped Value”).

(ii)  If the Ending Value is equal to or less than the Starting Value, the Redemption Amount per unit will equal:

$10	×	(	Ending Value	)
Starting Value

The “Starting Value” equals 41.17, the Closing Price of Semiconductor HOLDRS on the Pricing Date.

The “Ending Value” will be determined by the calculation agent and will equal the value of the Reference Property determined as follows:

(A)	for any portion of the Reference Property consisting of cash:

•	that cash, plus

•	interest on the amount accruing from and including the date of the payment of that cash to holders of the Reference Property for which that cash was paid to but excluding the stated maturity date at a fixed interest rate determined on the date of the payment equal to the interest rate that would be paid on a fixed rate senior non-callable debt security of ML&Co. with a term approximately equal to the remaining term for the Notes as determined by the calculation agent;

(B)	for any portion of the Reference Property consisting of property other than cash or Reference Securities:

•	the market value of that property, as determined by the calculation agent on the date that the property was delivered to holders of the relevant Reference Property for which the property was distributed, plus

•	interest on the amount accruing from and including the date of delivery to but excluding the stated maturity date at a fixed interest rate determined as described in (A) above; and

(C)	for any portion of the Reference Property consisting of Reference Securities, the average or arithmetic mean, of the Closing Prices of each such Reference Security determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days in the Calculation Period with respect to any Reference Security, then the Ending Value shall be calculated using the average, arithmetic mean, of the Closing Prices of that Reference Security on those Calculation Days, and if there is only one Calculation Day, then the Ending Value shall be calculated using the Closing Price of that Reference Security on such Calculation Day. If no Calculation Days occur during the Calculation Period with respect to that Reference Security, then the Ending Value shall be calculated using the Closing Price of that Reference Security determined on the last scheduled Trading Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

“Reference Property” initially shall mean one Semiconductor HOLDR, and shall be subject to adjustment from time to time to reflect the distribution of cash, securities and/or other property in accordance with the adjustment provisions described below under “—Dilution and Reorganization Adjustments”.

“Reference Securities” shall mean any securities included in the Reference Property.

“Calculation Period” means the period from and including the seventh scheduled Trading Day prior to the stated maturity date to and including the second scheduled Trading Day prior to the stated maturity date.

“Calculation Day” means, with respect to any Reference Security, any Trading Day during the Calculation Period on which a Market Disruption Event has not occurred.

“Market Disruption Event” means, for any Reference Security, the occurrence or existence on any Trading Day during the one-half hour period that ends when the Closing Price is determined, of any suspension of, or limitation imposed on, trading in that Reference Security on the New York Stock Exchange (the “NYSE”) or other market or exchange, if applicable.

“Trading Day” means a day on which the AMEX, the NYSE and the Nasdaq National Market System (“Nasdaq NMS”) are open for trading.

“Closing Price” of a Reference Security means, for a Calculation Day, the following:

(a)	If the Reference Security is listed on a national securities exchange in the United States, is a Nasdaq NMS security or is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), Closing Price means:

(i)	the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which that Reference Security is listed or admitted to trading, or

(ii)	if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day, or

(iii)	if the last reported sale price is not available pursuant to (i) and (ii) above, the mean of the last reported bid and offer price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day as determined by the calculation agent.

The term “Nasdaq NMS security” shall include a security included in any successor to that system, and the term “OTC Bulletin Board” shall include any successor service to that service.

(b)	If the Reference Security is not listed on a national securities exchange in the United States or is not a Nasdaq NMS security or included in the OTC Bulletin Board operated by the NASD, Closing Price means the last reported sale price on that day on the securities exchange on which the Reference Security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that day as determined by the calculation agent, provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the Closing Price shall mean the average, mean, of the last available bid and offer price on that exchange. If the Reference Security is not listed or admitted to trading on any such securities exchange or if the last reported sale price or bid and offer are not obtainable, the Closing Price shall mean the last reported sale price for a transaction which occurred more than four hours prior to when trading in such over-the-counter market typically ends, then the Closing Price shall mean the average, mean, of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in the Reference Security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a day on which the NYSE, the Nasdaq National Market and the AMEX are open for trading.

All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Hypothetical Returns

The following table illustrates, for the Starting Value and a range of hypothetical Ending Values of Semiconductor HOLDRS:

•	the percentage change from the Starting Value to the hypothetical Ending Value,

•	the total amount payable at maturity for each Note,

•	the total rate of return to beneficial owners of the Notes,

•	the pretax annualized rate of return to beneficial owners of the Notes, and

•	the pretax annualized rate of return of an investment in Semiconductor HOLDRS.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable at maturity per Note	Total rate of return on the Notes	Pretax annualized rate of return on the Notes(1)	Pretax annualized rate of return of stocks included in Semiconductor HOLDRS(1)(2)
20.59	–50%	5.00	–50.00%	–51.28%	–51.10%
24.70	–40%	6.00	–40.00%	–39.23%	–39.06%
28.82	–30%	7.00	–30.00%	–28.28%	–28.12%
32.94	–20%	8.00	–20.00%	–18.19%	–18.04%
37.05	–10%	9.00	–10.00%	–8.81%	–8.65%
37.88	–8%	9.20	–8.00%	–7.00%	–6.85%
38.70	–6%	9.40	–6.00%	–5.22%	–5.07%
39.52	–4%	9.60	–4.00%	–3.46%	–3.31%
40.35	–2%	9.80	–2.00%	–1.72%	–1.57%
41.17(3)	0%	10.00	0.00%	0.00%	0.15%
41.99	2%	10.60	6.00%	5.04%	1.85%
42.82	4%	11.20	12.00%	9.93%	3.53%
43.64	6%	11.80	18.00%	14.66%	5.19%
44.46	8%	12.40	24.00%	19.26%	6.84%
45.26	10%	12.40	24.00%	19.26%	8.46%
49.40	20%	12.40	24.00%	19.26%	16.35%
53.52	30%	12.40	24.00%	19.26%	23.88%

(1)	The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of Semiconductor HOLDRS, as adjusted for any dilution or reorganization events described below, that equals the percentage change in Semiconductor HOLDRS from the Starting Value to the relevant hypothetical Ending Value;

(b)	an assumed aggregate dividend yield of .15% on the stocks held by the Semiconductor HOLDRS Trust;

(c)	no transaction fees or expenses; and

(d)	an investment term from October 31, 2003 to December 31, 2004, a term equal to that of the Notes.

(3)	This is the Starting Value.

The above figures are for purposes of illustration only. The actual Redemption Amount received by investors and the resulting total and pretax annualized rates of return will depend on the actual Starting Value and Ending Value determined as described in this prospectus supplement.

Dilution and Reorganization Adjustments

The Reference Property is subject to adjustment if an issuer of any Reference Security shall:

(i)	pay a stock dividend or make a distribution on that Reference Security in Reference Securities;

(ii)	subdivide or split the outstanding units of that Reference Security into a greater number of units;

(iii)	combine the outstanding units of that Reference Security into a smaller number of units;

(iv)	issue by reclassification of units of that Reference Security any units of another security of that issuer;

(v)	issue rights or warrants to all holders of that Reference Security entitling them to subscribe for or purchase shares, in the aggregate, for more than 5% of the number of those Reference Securities outstanding prior to the issuance of the rights or warrants at a price per share less than the then current market price of that Reference Security (other than rights to purchase that Reference Security pursuant to a plan for the reinvestment of dividends or interest); or

(vi)	pay a dividend or make a distribution to all holders of that Reference Security of evidences of its indebtedness or other assets:

•	including in the case where the Reference Security is Semiconductor HOLDRS, any of the securities underlying Semiconductor HOLDRS that may be distributed by the Semiconductor HOLDRS Trust, but,

•	excluding any stock dividends or distributions referred to in clause (i) above or any cash dividends other than any Extraordinary Cash Dividend or issuance to all holders of that Reference Security of rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above) (any of the foregoing assets are referred to as the “Distributed Assets” and any of the foregoing events are referred to as the “Dilution Events”).

For purposes of provision (vi) above, if the holder of a Reference Security can elect to receive securities in lieu of cash or property other than securities, then for purposes of provision (vi) above, the holders of the Reference Security shall be deemed to receive only the securities.

In the case of the Dilution Events referred to in clauses (i), (ii), (iii) and (iv) above, the Reference Property shall be adjusted to include the number of units of the Reference Security and/or security of that issuer which a holder of Reference Property as constituted immediately prior to the Dilution Event would have owned or been entitled to receive as a result of that Dilution Event. Each adjustment shall become effective immediately after the effective date for the dividend, distribution subdivision, split, combination or reclassification, as the case may be. Each adjustment shall be made successively.

In the case of the Dilution Event referred to in clause (v) above, the Reference Property shall be adjusted by multiplying the number of Reference Securities constituting Reference Property immediately prior to the date of issuance of the rights or warrants referred to in clause (v) above by a fraction:

•	the numerator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities offered for subscription or purchase pursuant to the rights or warrants, and

•

the denominator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities which the aggregate offering price of the total number of Reference Securities so offered for subscription or purchase pursuant to the rights or warrants would purchase at the current market price, determined as the average Closing Price per Reference Security for the 20 Trading Days immediately prior to the date of such rights or warrants are issued, subject to certain adjustments, which shall be determined by multiplying such total number of Reference Securities by the exercise price of the rights or warrants and dividing the product so obtained by the current market price.

To the extent that the rights or warrants are not exercised before they expire, or if the rights or warrants are not issued, the Reference Property shall be readjusted to the Reference Property which would then be in effect had such adjustments for the issuance of the rights or warrants been made upon the basis of delivery of only the number of Reference Securities actually delivered under the rights or warrants.

In the case of the Dilution Event referred to in clause (vi) above, the Reference Property shall be adjusted to include, from and after the dividend, distribution or issuance,

•	for the portion of the Distributed Assets consisting of cash, the amount of such Distributed Assets consisting of cash received on Reference Property as constituted on the date of the dividend, distribution or issuance, plus

•	for the portion of the Distributed Assets which are other than cash, the number or amount of each type of Distributed Assets other than cash received on Reference Property as constituted on the date of the dividend, distribution or issuance.

An “Extraordinary Cash Dividend” means, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends or any other distribution made by the issuer of a Reference Security or made pursuant to an arrangement effecting a distribution of distributable profits or reserves, whether in cash or in specie, on any Reference Security occurring in such 12-month period (or, if the Reference Security was not outstanding at the commencement of such 12-month period or was not then a part of the Reference Property, occurring in such shorter period during which such Reference Security was outstanding and was part of the Reference Property) exceeds on a per share basis 10% of the average of the Closing Prices per share of such Reference Security over such 12-month period (or shorter period during which such Reference Security was outstanding and was part of the Reference Property); provided that, for purposes of the foregoing definition, the amount of cash dividends paid on a per share basis will be appropriately adjusted to reflect the occurrence during such period of any stock dividend or distribution of shares of capital stock of the issuer of such Reference Security or any subdivision, split, combination or reclassification of shares of such Reference Security.

If the Reference Security is Semiconductor HOLDRS, the determination as to whether any cash dividend on such Semiconductor HOLDRS is an Extraordinary Cash Dividend shall be made,

•	by examining which of the stocks underlying Semiconductor HOLDRS is responsible for all or a portion of such cash dividend or distribution on Semiconductor HOLDRS, and

•	treating each such stock underlying Semiconductor HOLDRS as if it were a Reference Security only for this purpose and then determining whether such cash dividend would be an Extraordinary Cash Dividend as defined above with respect to such deemed Reference Security.

A “Reorganization Event” shall mean:

•	any consolidation or merger of an issuer of a Reference Security, or any surviving entity or subsequent surviving entity of that issuer (a “Successor Company”), with or into another entity, other than a merger or consolidation in which such issuer is the continuing corporation and in which the Reference Security outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of such issuer or another corporation;

•	any sale, transfer, lease or conveyance to another corporation of the property of an issuer of a Reference Security or any Successor Company as an entirety or substantially as an entirety;

•	any statutory exchange of securities of an issuer of a Reference Security or any Successor Company with another corporation, other than in connection with a merger or acquisition; or

•	any liquidation, dissolution, winding up or bankruptcy of an issuer of a Reference Security or any Successor Company.

If a Reorganization Event occurs, the Reference Property shall include:

•	for any cash received in that Reorganization Event, the cash received by a holder of the Reference Property as constituted on the date of the Reorganization Event;

•	for any property other than cash or securities received in that Reorganization Event, the property received by a holder of the Reference Property as constituted on the date of the Reorganization Event as determined by the calculation agent; and

•	for any securities received in that Reorganization Event, the securities received by a holder of the Reference Property as constituted on the date of the Reorganization Event (subject to adjustment on a basis consistent with the adjustment provisions described above).

All adjustments will be calculated to the nearest 1/10,000th of a share of the Reference Security, or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share. No adjustment shall be required unless that adjustment would require an increase or decrease of at least one percent in the Closing Price; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

The foregoing adjustments shall be made by MLPF&S, as calculation agent, and all adjustments, absent a manifest error, shall be final.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment, or if ML&Co. is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the trustee, which shall provide notice to the holders of the Notes of the occurrence of the event and, if applicable, a statement in reasonable detail setting forth the adjusted Closing Price to be used in determining the Ending Value.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each $10 original public offering price of each unit, will be equal to the Redemption Amount, calculated as though the date of early repayment were the stated maturity date of the Notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original public offering price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Notes.

In case of default in payment of the Notes, whether at their maturity or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of 1.25% per annum to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

THE SEMICONDUCTOR HOLDRS TRUST

ML&Co. has attached the HOLDRS Prospectus describing the Semiconductor HOLDRS Trust and is delivering it to purchasers of the Notes together with this prospectus supplement and the accompanying prospectus of ML&Co. for the convenience of reference only. The HOLDRS Prospectus does not constitute a part of this prospectus supplement or the accompanying prospectus of ML&Co., nor is it incorporated by reference into this prospectus supplement or the accompanying prospectus of ML&Co. The summary description below is qualified in its entirety by the information describing the Semiconductor HOLDRS Trust and the securities held by the Trust included in the attached HOLDRS Prospectus.

The Semiconductor HOLDRS Trust was formed under a depositary trust agreement, dated April 24, 2000 and amended on November 27, 2000, among The Bank of New York, as trustee, MLPF&S, as the initial depositor, other depositors and the owners of Semiconductor HOLDRS. The trust is not a registered investment company under the Investment Company Act of 1940.

The trust holds shares of common stock issued by 20 companies generally considered to be involved in various segments of the semiconductor industry. The trust issues Semiconductor HOLDRS that represent an undivided beneficial ownership interest in the shares of common stock held by the trust. Semiconductor HOLDRS are separate from the underlying common stocks that are represented by Semiconductor HOLDRS.

Semiconductor HOLDRS are listed on the AMEX under the trading symbol “SMH”.

You should carefully read the HOLDRS Prospectus accompanying this prospectus supplement and prospectus of ML&Co. to fully understand the operation and management of the Semiconductor HOLDRS Trust. Neither the HOLDRS Prospectus nor these other documents are incorporated by reference into this prospectus supplement, and we make no representation or warranty as to the accuracy or completeness of the information.

Historical Data on Semiconductor HOLDRS

The following table sets forth the quarterly high and low closing prices of Semiconductor HOLDRS from the Second Quarter of 2000 through the Pricing Date. On October 28, 2003, the last recorded transaction price on the AMEX of Semiconductor HOLDRS was $41.17 per share. The historical closing prices of Semiconductor HOLDRS should not be taken as an indication of future performance and no assurance can be given that the price of Semiconductor HOLDRS, and therefore the value of the Notes, will not decrease.

	High	Low
2000
Second Quarter	$104.438	$75.000
Third Quarter	102.938	71.100
Fourth Quarter	72.000	47.220

2001
First Quarter	59.710	41.490
Second Quarter	54.400	35.300
Third Quarter	50.900	28.840
Fourth Quarter	47.240	28.180

2002
First Quarter	49.800	40.270
Second Quarter	47.750	29.700
Third Quarter	31.530	19.150
Fourth Quarter	29.800	17.670

2003
First Quarter	26.380	20.640
Second Quarter	30.950	23.310
Third Quarter	38.800	28.940
Fourth Quarter (through October 28, 2003)	41.170	35.080

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the price of Semiconductor HOLDRS. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Basis.    A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date.    Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year at maturity. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes.    Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”).

If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized at maturity or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity or upon a sale or other disposition of the Notes would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. It is unclear whether Section 1260 of the Code will apply to the Notes. However, since it is not expected that a holder of a Note will recognize long-term capital gain with respect to such Note in excess of the net underlying long-term capital gain (as such term is defined in Section 1260 of the Code) that the holder would have recognized on a direct investment in the Semiconductor HOLDRS over the term of the Notes, it is not expected that any long-term capital gain recognized with respect to the Note will be recharacterized under Section 1260 of the Code. Based upon the foregoing, it is not expected that Section 1260 of the Code will adversely affect a U.S. Holder’s tax treatment of owning a Note. However, if Section 1260 of the Code were to apply to the Notes and if a U.S. Holder of a Note were to recognize long-term capital gain with respect to such Note in excess of the net underlying long-term capital gain, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their own tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Non-U.S. Holders

Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the price of Semiconductor HOLDRS, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States, and such individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Notes by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

UNDERWRITING

MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $20,000,000 aggregate original public offering price of Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering prices may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Notes, has no overallotment option, it would be required to close out a short position in the Notes by purchasing Notes in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 27, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion, and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated financial statements for the periods ended March 28, 2003 and March 29, 2002 and June 27, 2003 and June 28, 2002, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc. and subsidiaries’ Quarterly Reports on Form 10-Q for the quarters ended March 28, 2003 and June 27, 2003 and incorporated by reference herein, they did not audit and they do not express opinions on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because such reports are not “reports” or “parts” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
AMEX	S-3
Business Day	S-13
Calculation Day	S-12
Calculation Period	S-12
Capped Value	S-3
Ending Value	S-4
Market Disruption Event	S-12
Notes	S-1
Pricing Date	S-4
PTCEs	S-22
Redemption Amount	S-3
Starting Value	S-4

2,000,000 Units

Merrill Lynch & Co., Inc.

Accelerated Return Notes Linked to Semiconductor HOLDRSSM

due December 31, 2004

(the “Notes”)

$10 original public offering price per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

October 28, 2003